Exhibit 99.1

FOR IMMEDIATE RELEASE	Monday, April 16, 2012

Gannett Co., Inc. Reports First Quarter Results

Reported Earnings per Diluted Share of $0.28, Non-GAAP Earnings per Diluted Share of $0.34

Operating Cash Flow Excluding Special Items Totaled $204 million Excluding Special Items

Free Cash Flow Totaled $148 million

Operating Revenues Totaled $1.22 billion

Company-Wide Digital Revenues Increased 8 percent Year-Over-Year

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI), a leading international media and marketing solutions company, today reported first quarter financial results. Earnings per diluted share, on a GAAP (generally accepted accounting principles) basis were $0.28 for the first quarter of 2012 compared to $0.37 for the first quarter last year. Excluding special items in 2012 and 2011, first quarter earnings per diluted share were $0.34 compared to $0.41 for the same quarter in 2011.

Gracia Martore, president and chief executive officer, said, “We are pleased with the progress we are making on the strategic initiatives underway across the company that will position Gannett for success in the digital age. Key highlights from the first quarter include launching a new all-access, all-platform content subscription model in six markets, rolling out Digital Marketing Services in our top markets and paving the way for important new advertising and marketing revenue opportunities through the expansion of our USA TODAY Sports Media Group. We also completed approximately $20 million of the $65 million of planned 2012 strategic initiative investments. We expect to see returns on our strategic initiative investments as the year progresses and for many years to come. We are squarely focused on leveraging the iconic brands, local connections and financial strength that differentiate our business to implement our growth plan while returning $1.3 billion to investors by 2015.”

Martore continued, “Our first quarter results were impacted by spending on strategic investments and advertising softness, particularly during January’s industry-wide slowdown. Improving advertising activity in February and March, while encouraging, did not overcome the slow start to the year. Importantly, each of our businesses remained solidly profitable, and our Broadcasting and Digital segments delivered strong revenue growth of 8 percent and 7 percent, respectively. Digital revenue growth of 13 percent in our Publishing segment underscored the success we are achieving in establishing the robust content and advertising platforms that will power our renewed growth.”

In addition to investments in strategic initiatives, results for the first quarter of 2012 include net special charges affecting operating income related to facility consolidations and workforce restructuring. Facility consolidation charges totaled $4.8 million ($2.9 million after tax or $0.01 per share) reflecting primarily accelerated depreciation costs associated with the transfer of production activities for The Cincinnati Enquirer to a third-party printer in Columbus, Ohio announced in the fourth quarter last year. Workforce restructuring charges of $16.3 million ($9.7 million after tax or $0.04 per share) reflect principally the impact of an early retirement offer plan announced in the first quarter.

Results for the first quarter of 2011 included $7.7 million of non-cash charges primarily associated with facility consolidations ($4.6 million after-tax or $0.02 per share) and $6.0 million in costs due to workforce restructuring ($3.9 million after-tax or $0.02 per share).

Amounts reported in accordance with GAAP are contained in Tables 1 and 2. Certain amounts and comparisons included in the following discussion of GAAP results are supplemented by discussions which exclude the effect of special items. Details of these special items and their effect on GAAP results are included on the Non-GAAP Financial Information Tables 3 through 6 attached to this release. The company’s basis for providing discussions of non-GAAP results is detailed below.

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CONTINUING OPERATIONS

Net income attributable to Gannett in the first quarter of 2012 totaled $68.2 million while net income attributable to Gannett on a non-GAAP basis was $80.8 million. Reported operating income was $135.7 million and non-GAAP operating income totaled $156.7 million. Operating cash flow in the quarter (a non-GAAP term defined as operating income plus special items, depreciation and amortization) was $204.3 million.

Total operating revenues for the company in the first quarter totaled $1.22 billion, a decline of 2.6 percent. Digital segment revenues were almost 7 percent higher reflecting primarily solid revenue growth at CareerBuilder. A 7.5 percent increase in Broadcasting segment revenues was driven by stronger advertising demand and growth in retransmission revenue. Publishing segment revenues declined 6.0 percent reflecting, in part, the impact of sluggish economic growth on advertising demand early in the quarter.

Operating expenses including the special charges noted above were $1.08 billion in the first quarter this year compared to $1.07 billion in the first quarter last year. Continuing cost control and efficiency efforts company-wide were offset in part by $20 million of initiative investments noted previously that impacted the publishing segment primarily and an increase of approximately $6 million in pension expense. On a non-GAAP basis, operating expenses which exclude special items and include the impact of the investment in strategic initiatives and pension expense totaled $1.06 billion, relatively unchanged from the first quarter a year ago. Non-GAAP operating expenses in the Publishing segment were lower in the quarter reflecting the impact of continuing efficiency efforts partially offset by investments in strategic initiatives. Broadcast segment expenses were higher in the quarter due, in part, to sales costs associated with higher revenue and strategic initiative investments. The increase in Digital segment expenses related to higher technology support costs associated with new business initiatives and higher sales costs at CareerBuilder, and product development costs at other Digital segment businesses.

During the quarter the company announced a new capital allocation plan that included a 150 percent increase in the annual dividend to $0.80 per share and a $300 million share repurchase program targeted to be completed over the next two years. The purchase of approximately 2.4 million shares was completed during the quarter for $35.5 million.

PUBLISHING

Publishing segment operating revenues in the quarter were $874.1 million compared to $929.8 million in the first quarter last year reflecting soft advertising demand due in part to the tepid pace of the economic recovery. Digital revenues in the Publishing segment were 12.5 percent higher in the quarter.

Advertising revenues totaled $551.4 million compared to $601.7 million in the first quarter of 2011. Year-over-year advertising revenue comparisons improved sequentially within the quarter. Advertising revenues in the U.S. were 8.3 percent lower in the first quarter. At Newsquest, the company’s operations in the UK, advertising revenues declined 6.0 percent, in pounds. The percentage changes for the Publishing segment advertising revenue categories for the quarter were as follows:

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First Quarter 2012 Year-over-Year Comparisons

	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing Segment (constant currency)	Total Publishing Segment
Retail	(7.5%)	(6.4%)	(7.4%)	(7.6%)
National	(14.5%)	2.2%	(13.2%)	(13.3%)
Classified	(5.8%)	(7.0%)	(6.1%)	(6.6%)

	(8.3%)	(6.0%)	(8.0%)	(8.4%)

Retail advertising was down 7.6 percent in quarter although demand firmed during the quarter with comparisons in March almost six percentage points better than January results.

Soft national advertising demand at USA TODAY resulted in a 13.3 percent decline in the national ad category. Year-over-year national revenue declines narrowed significantly during the quarter after a particularly challenging January. At USA TODAY, increases in the technology and advocacy categories were more than offset by declines in several categories including entertainment, telecommunications, automotive and financial.

The company’s continued focus on digital solutions for its advertisers drove an increase of 12.5 percent in Publishing segment digital revenues (included in all of the categories above). Online revenues were up 13.5 percent at domestic publishing operations while at Newsquest they were 6.4 percent higher, in pounds. Digital revenues at U.S. Community Publishing were 11.2 percent higher driven by increases in auto, employment and retail. At USA TODAY and its associated businesses digital revenue grew 25.3 percent.

Although classified advertising revenues at our domestic publishing operations were 5.8 percent lower in the quarter, the comparison improved relative to the fourth quarter comparison. Almost all domestic advertising category comparisons were better than fourth quarter comparisons. Employment advertising trends improved during the quarter and employment was up 3.1 percent in March. Comparisons in domestic real estate improved sequentially within the quarter as well. Classified advertising comparisons, in pounds, at Newsquest were slightly better relative to fourth quarter comparisons.

The percentage changes in the classified categories were as follows:

First Quarter 2012 Year-over-Year Comparisons

	U.S. Publishing	Newsquest (in pounds)	Total Publishing Segment (constant currency)	Total Publishing Segment
Automotive	(2.4%)	(15.4%)	(4.4%)	(4.6%)
Employment	(1.5%)	(5.4%)	(2.7%)	(3.2%)
Real Estate	(14.2%)	(8.0%)	(12.0%)	(12.6%)
Legal	(10.2%)	—	(10.2%)	(10.2%)
Other	(8.3%)	(3.9%)	(6.9%)	(7.5%)

	(5.8%)	(7.0%)	(6.1%)	(6.6%)

Reported Publishing segment operating expenses were $812.0 million in the quarter, unchanged from $812.2 million in the first quarter last year, despite approximately $18 million of investments in strategic initiatives and $22.7 million of special charges this quarter compared to $13.6 million in the first quarter

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last year. On a non-GAAP basis, Publishing segment operating expenses declined 1.2 percent to $789.3 million from $798.6 million in the same quarter last year. The decline was driven by the impact of operating efficiency efforts and facility consolidations in prior quarters offset, in part, by the strategic investments. Newsprint expense was 6.1 percent lower in the quarter as a 7.1 percent decline in consumption was partially offset by a 1.1 percent increase in newsprint usage prices. For the second quarter of 2012, the company expects its newsprint expense will again be below year ago levels.

Reported Publishing segment operating income totaled $62.0 million which includes the impact of investments in initiatives. On a non-GAAP basis, Publishing segment operating income totaled $84.8 million in the quarter and operating cash flow totaled $113.2 million.

BROADCASTING

Broadcasting revenues (which include Captivate) totaled $176.2 million in the quarter up 7.5 percent compared to $163.9 million in the first quarter last year reflecting primarily stronger advertising demand.

Television revenues were $170.9 million compared to $158.3 million in the first quarter a year ago, an increase of 7.9 percent. Higher auto spending, advertising associated with the Super Bowl, and an increase of $3.8 million in politically related ad demand drove the increase. Retransmission revenues were 17.0 percent higher compared to the first quarter last year and totaled $22.8 million while television station digital revenues were 6.4 percent higher. Total adjusted television revenues, defined to exclude the incremental impact of even year political ad demand, were up 5.6 percent. Based on current trends we expect the percentage increase in total television revenues for the second quarter of 2012 to be in the high single digits compared to the second quarter of 2011.

Broadcasting segment operating expenses totaled $103.6 million in the quarter, up 3.1 percent due primarily to investments in strategic initiatives of approximately $2 million and higher sales costs associated with higher revenue. Reported operating income was $72.6 million, an increase of 14.4 percent while operating cash flow was up 12.4 percent to $79.7 million.

DIGITAL

Digital segment operating revenues were up 6.8 percent in the quarter and totaled $168.4 million reflecting primarily strong revenue growth at CareerBuilder. Digital Segment operating expenses were $152.1 million, an increase of 7.5 percent reflecting higher technology support costs associated with new business initiatives and higher sales and marketing costs at CareerBuilder, and product development costs at other Digital segment businesses. Digital segment operating income was $16.3 million and operating cash flow totaled $24.2 million.

Digital revenues company-wide, including the Digital segment and all digital revenues generated by the other business segments were 8.2 percent higher in the quarter and totaled $272.8 million.

At the end of the quarter, Gannett had about 120 domestic web sites affiliated with its local publishing and television markets, USA TODAY, Gannett Government Media and Gannett Healthcare Group. USATODAY.com is one of the most popular newspaper sites on the Web and the USA TODAY app is now a top news app with more than 13 million downloads including those across iPad, iPhone, Android, Windows and Kindle Fire. In March, Gannett’s consolidated domestic Internet audience share was 57.9 million unique visitors reaching 25.9 percent of the Internet audience, according to Comscore Media Metrix. Newsquest is also an Internet leader in the UK where its network of web sites attracted 90.4 million monthly page impressions from approximately 10.6 million unique users in March 2012. CareerBuilder’s unique visitors in the first quarter averaged 22.7 million.

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NON-OPERATING ITEMS

The company’s equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/digital businesses including Classified Ventures.

Equity income in unconsolidated investees totaled $4.3 million in the quarter compared to $3.5 million in the first quarter last year. The increase was due primarily to strong results for Classified Ventures which were up approximately 53 percent for the quarter offset partially by newspaper partnership results which were approximately 19 percent lower.

Interest expense declined 15.1 percent from last year’s first quarter and totaled $39.6 million. The decline was due to lower average debt balances partially offset by higher average interest rates.

The company reported pre-tax income attributable to Gannett of $94.8 million for the first quarter, which includes the effects of the special operating charges discussed above. Tax provided on this income totaled $26.6 million which represents an effective tax rate of 28.1 percent. This tax provision reflects the benefit of favorable tax settlements during the quarter. Excluding the effects of the special charges discussed above, the effective tax rate on pre-tax income attributable to Gannett was 30.3 percent compared to 30.7 percent for the first quarter of 2011.

Net cash flow from operating activities was $162.1 million while free cash flow (a non-GAAP measure) totaled $147.7 million in the quarter. Both numbers reflect the impact of a $54 million contribution to the company’s principal retirement plan during the first quarter. The balance of long term debt at quarter end was $1.7 billion, a reduction of $95 million during the first quarter. Total cash at the end of the quarter was $157.5 million.

* * * *

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

In this earnings report, the company discusses non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special items consisting of workforce restructuring charges and facility consolidation expenses. The company believes that such expenses are not indicative of normal, ongoing operations and their inclusion in results makes for more difficult comparisons between periods and with peer group companies. Workforce restructuring and facility consolidation expenses primarily relate to incremental expenses the company has incurred to consolidate or outsource production processes and centralize other functions. These expenses include payroll and related benefit costs and accelerated depreciation.

The company also discusses operating cash flow, a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. This non-GAAP measure is calculated by adding amounts associated with the special expense items described above, as well as depreciation and amortization, to operating income as reported on a GAAP basis. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” as well as “payments for investments” and increased by “proceeds from investments.” The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund

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investments in its businesses, repay indebtedness, add to the company’s cash balance, or use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community. Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of the company’s peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons.

Tabular reconciliations for the non-GAAP financial measures are contained in Tables 3 through 6 attached to this news release.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company’s web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-891-7634 and international callers should dial 719-325-2109 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 7487828. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 7487828. Materials related to the call will be available through the Investor Relations section of the company’s web site Monday morning.

About Gannett

Gannett Co., Inc. is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Laura Dalton
Director, Investor Relations	Director, Corporate Communications
703-854-6917	703-854-6089
jheinz@gannett.com	ljdalton@gannett.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands (except per share amounts)

Table No. 1

	Thirteen weeks ended Mar. 25, 2012	Thirteen weeks ended Mar. 27, 2011	% Inc (Dec)
Net Operating Revenues:
Publishing advertising	$551,438	$601,736	(8.4)
Publishing circulation	263,336	268,213	(1.8)
Digital	168,352	157,594	6.8
Broadcasting	176,173	163,882	7.5
All other	59,288	59,836	(0.9)

Total	1,218,587	1,251,261	(2.6)

Operating Expenses:
Cost of sales and operating expenses, exclusive of depreciation	722,240	717,515	0.7
Selling, general and administrative expenses, exclusive of depreciation	308,319	297,547	3.6
Depreciation	39,703	41,638	(4.6)
Amortization of intangible assets	7,879	8,289	(4.9)
Facility consolidation charges	4,788	7,656	(37.5)

Total	1,082,929	1,072,645	1.0

Operating income	135,658	178,616	(24.1)

Non-operating (expense) income:
Equity income in unconsolidated investees, net	4,312	3,458	24.7
Interest expense	(39,571)	(46,629)	(15.1)
Other non-operating items	2,035	1,297	56.9

Total	(33,224)	(41,874)	(20.7)

Income before income taxes	102,434	136,742	(25.1)
Provision for income taxes	26,600	38,600	(31.1)

Net income	75,834	98,142	(22.7)
Net income attributable to noncontrolling interest	(7,611)	(7,649)	(0.5)

Net income attributable to Gannett Co., Inc.	$68,223	$90,493	(24.6)

Net income per share - basic	$0.29	$0.38	(23.7)
Net income per share - diluted	$0.28	$0.37	(24.3)
Weighted average number of common shares outstanding
Basic	236,280	239,712	(1.4)
Diluted	240,411	243,308	(1.2)
Dividends per share	$0.20	$0.04	***

BUSINESS SEGMENT INFORMATION

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands of dollars

Table No. 2

	Thirteen weeks ended	Thirteen weeks ended	% Inc
	Mar. 25, 2012	Mar. 27, 2011	(Dec)
Net Operating Revenues:
Publishing	$874,062	$929,785	(6.0)
Digital	168,352	157,594	6.8
Broadcasting	176,173	163,882	7.5

Total	$1,218,587	$1,251,261	(2.6)

Operating Income (net of depreciation, amortization and facility consolidation charges):
Publishing	$62,040	$117,597	(47.2)
Digital	16,263	16,085	1.1
Broadcasting	72,615	63,459	14.4
Corporate	(15,260)	(18,525)	(17.6)

Total	$135,658	$178,616	(24.1)

Depreciation, amortization and facility consolidation charges:
Publishing	$33,214	$38,920	(14.7)
Digital	7,905	7,424	6.5
Broadcasting	7,110	7,459	(4.7)
Corporate	4,141	3,780	9.6

Total	$52,370	$57,583	(9.1)

Operating Cash Flow:
Publishing	$95,254	$156,517	(39.1)
Digital	24,168	23,509	2.8
Broadcasting	79,725	70,918	12.4
Corporate	(11,119)	(14,745)	(24.6)

Total	$188,028	$236,199	(20.4)

Operating Cash Flow represents operating income for each of the company’s business segments plus related depreciation, amortization and facility consolidation charges. See Table No. 5 for reconciliation of amounts to the Condensed Consolidated Statements of Income.

NON-GAAP FINANCIAL INFORMATION

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands of dollars (except per share amounts)

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

Tables No. 3 through No. 6 reconcile these non-GAAP measures to the most directly comparable GAAP measure.

Table No. 3

	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen		Facility	Thirteen
	weeks ended	Workforce	consolidation	weeks ended
	Mar. 25, 2012	restructuring	charges	Mar. 25, 2012
Cost of sales and operating expenses, exclusive of depreciation	$722,240	$(13,908)	$—	$708,332
Selling, general and administrative expenses, exclusive of depreciation	308,319	(2,381)	—	305,938
Facility consolidation charges	4,788	—	(4,788)	—
Operating expenses	1,082,929	(16,289)	(4,788)	1,061,852
Operating income	135,658	16,289	4,788	156,735
Income before income taxes	102,434	16,289	4,788	123,511
Provision for income taxes	26,600	6,600	1,900	35,100
Net income	75,834	9,689	2,888	88,411
Net income attributable to Gannett Co., Inc.	68,223	9,689	2,888	80,800
Net income per share - diluted	$0.28	$0.04	$0.01	$0.34	(a)

(a) Total per share amount does not sum due to rounding.

	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen		Facility	Thirteen
	weeks ended	Workforce	consolidation	weeks ended
	Mar. 27, 2011	restructuring	charges	Mar. 27, 2011
Cost of sales and operating expenses, exclusive of depreciation	$717,515	$(4,795)	$—	$712,720
Selling, general and administrative expenses, exclusive of depreciation	297,547	(1,172)	—	296,375
Facility consolidation charges	7,656	—	(7,656)	—
Operating expenses	1,072,645	(5,967)	(7,656)	1,059,022
Operating income	178,616	5,967	7,656	192,239
Income before income taxes	136,742	5,967	7,656	150,365
Provision for income taxes	38,600	2,100	3,100	43,800
Net income	98,142	3,867	4,556	106,565
Net income attributable to Gannett Co., Inc.	90,493	3,867	4,556	98,916
Net income per share - diluted	$0.37	$0.02	$0.02	$0.41

NON-GAAP FINANCIAL INFORMATION

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands of dollars

Table No. 4

	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen		Facility	Thirteen
	weeks ended	Workforce	consolidation	weeks ended
	Mar. 25, 2012	restructuring	charges	Mar. 25, 2012
Operating Income
Publishing	$62,040	$17,945	$4,788	$84,773
Digital	16,263	—	—	16,263
Broadcasting	72,615	—	—	72,615
Corporate	(15,260)	(1,656)	—	(16,916)

Total Operating Income	$135,658	$16,289	$4,788	$156,735

Depreciation, amortization and facility consolidation charges
Publishing	$33,214	$—	$(4,788)	$28,426
Digital	7,905	—	—	7,905
Broadcasting	7,110	—	—	7,110
Corporate	4,141	—	—	4,141

Total depreciation, amortization and facility consolidation charges	$52,370	$—	$(4,788)	$47,582

Operating Cash Flow (a)
Publishing	$95,254	$17,945	$—	$113,199
Digital	24,168	—	—	24,168
Broadcasting	79,725	—	—	79,725
Corporate	(11,119)	(1,656)	—	(12,775)

Total Operating Cash Flow	$188,028	$16,289	$—	$204,317

(a)	Refer to Table No. 5.

	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen		Facility	Thirteen
	weeks ended	Workforce	consolidation	weeks ended
	Mar. 27, 2011	restructuring	charges	Mar. 27, 2011
Operating Income
Publishing	$117,597	$5,967	$7,656	$131,220
Digital	16,085	—	—	16,085
Broadcasting	63,459	—	—	63,459
Corporate	(18,525)	—	—	(18,525)

Total Operating Income	$178,616	$5,967	$7,656	$192,239

Depreciation, amortization and facility consolidation charges
Publishing	$38,920	$—	$(7,656)	$31,264
Digital	7,424	—	—	7,424
Broadcasting	7,459	—	—	7,459
Corporate	3,780	—	—	3,780

Total depreciation, amortization and facility consolidation charges	$57,583	$—	$(7,656)	$49,927

Operating Cash Flow (a)
Publishing	$156,517	$5,967	$—	$162,484
Digital	23,509	—	—	23,509
Broadcasting	70,918	—	—	70,918
Corporate	(14,745)	—	—	(14,745)

Total Operating Cash Flow	$236,199	$5,967	$—	$242,166

(a)	Refer to Table No. 5.

NON-GAAP FINANCIAL INFORMATION

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands of dollars

Table No. 5

“Operating cash flow,” a non-GAAP measure, is defined as operating income plus depreciation, amortization and facility consolidation charges. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.

A reconciliation of these non-GAAP amounts to the company’s operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company’s consolidated statements of income, follows:

Thirteen weeks ended Mar. 25, 2012

	Publishing	Digital	Broadcasting	Corporate	Consolidated Total
Operating cash flow	$95,254	$24,168	$79,725	$(11,119)	$188,028
Less:
Depreciation	(24,751)	(3,882)	(6,929)	(4,141)	(39,703)
Amortization	(3,675)	(4,023)	(181)	—	(7,879)
Facility consolidation charges	(4,788)	—	—	—	(4,788)

Operating income as reported (GAAP basis)	$62,040	$16,263	$72,615	$(15,260)	$135,658

Thirteen weeks ended Mar. 27, 2011

	Publishing	Digital	Broadcasting	Corporate	Consolidated Total
Operating cash flow	$156,517	$23,509	$70,918	$(14,745)	$236,199
Less:
Depreciation	(27,114)	(3,466)	(7,278)	(3,780)	(41,638)
Amortization	(4,150)	(3,958)	(181)	—	(8,289)
Facility consolidation charges	(7,656)	—	—	—	(7,656)

Operating income as reported (GAAP basis)	$117,597	$16,085	$63,459	$(18,525)	$178,616

Table No. 6

“Free cash flow” is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.

Free cash flow is a non-GAAP liquidity measure that is defined as “Net cash flow from operating activities” as reported on the statement of cash flows reduced by “Purchase of property, plant and equipment” as well as “Payments for investments” and increased by “Proceeds from investments.” The company uses free cash flow because it believes this measure presents a useful business metric to evaluate the liquidity generated by its businesses.

Thirteen weeks ended Mar. 25, 2012
Net cash flow from operating activities	$162,087
Purchase of property, plant and equipment	(18,165)
Payments for investments	(500)
Proceeds from investments	4,326

Free cash flow	$147,748